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                                                                    Exhibit 99.1



                              THE CIT GROUP, INC.
                         IPO PRICED AT $27 PER SHARE


        NEW YORK, NEW YORK, November 13, 1997. -- The CIT Group, Inc. announced today that its initial public offering of 31,500,000 shares of Class A Common Stock was priced at $27 per share. The transaction will close on Tuesday, November 18, 1997. The Company has granted the Underwriters an option to purchase up to an additional 4,725,000 shares of Class A Common Stock at the offering price.

        According to Albert R. Gamper, Jr., President and CEO, "It is very gratifying to have achieved this milestone in the IPO process we began last summer. This transaction will give CIT access to the public equity markets, further diversifying our capital base."

        The proceeds from the offering will be used to acquire from The Dai-Ichi Kangyo Bank, Limited its option to purchase the 20 percent interest in the Company owned by The Chase Manhattan Corporation and to exercise such option. If the Underwriter's over-allotment option is exercised, the proceeds therefrom will be used for general corporate purposes and for potential acquisitions. The shares of Class A Common Stock of The CIT Group, Inc. have been approved for listing and will begin trading tomorrow, November 13, on the New York Stock Exchange under the symbol "CIT."

        J.P. Morgan & Co. is acting as bookrunning lead manager for the Offering. J.P. Morgan & Co. and Goldman, Sachs & Co. are acting as joint lead managers. Morgan Stanley Dean Witter is the senior co-manager. The other co-managers are Credit Suisse First Boston, Lehman Brothers, Merrill Lynch & Co., Salomon Brothers, Inc. and UBS Securities. A prospectus may be obtained from the Underwriters.

        With more than $22 billion in managed assets, The CIT Group, Inc. (www.citgroup.com) is one of the nation's largest commercial and consumer financing companies. Founded in 1908, the Company provides diversified financing products and services to a broad range of customers through strategically focused business units.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.